INDEPENDENT DIRECTOR’S AGREEMENT

This Director’s Agreement is accepted and agreed between China Shenghuo Pharmaceutical Holdings, Inc. (the “Company”), a Delaware corporation, and [Name of Independent Director] (the “Independent Director”).

WHEREAS, the Board of Directors of the Company wishes to appoint the Independent Director as a member of the Board of Directors [and a member of the Audit Committee] and the Independent Director wishes to serve as a member of the Board of Directors [and a member of Audit Committee] (“Board”);

WHEREAS, the Company and Independent Director wish to set out the terms of compensation for Independent Director’s service upon his appointment to the Company’s Board;

NOW, THEREFORE, the Company and Independent Director agree to the following Independent Director’s Agreement.

1. The annual compensation for the Independent Director is [Amount of Compensation], namely [Amount of Compensation] will be credited into the account of the Independent Director [every specified pay period].

[2. The Company offers the [Independent Director] the Incentive Stock Option Plan of purchasing 3,000 China Shenghuo Pharmaceutical Holdings Inc.’s shares at the price of 3.5 dollars per share every year.]

[3. [Amount of Compensation] for each Board meeting attended in person.]

4. The Company further agrees to reimburse all the reasonable travel and other expenses Independent Director incurs for attendance at every Board or Committee meeting or providing the service requested by the Company.

5. This Agreement starts from signing.

Accepted and agreed to:

CHINA SHENGHUO PHARMACEUTICAL
HOLDINGS, INC.
__________________________________________

GUI HUA LAN
Chief Executive Officer and Chairman of the Board

INDEPENDENT DIRECTOR [AND OTHER POSITION HELD]
__________________________________________

[NAME OF INDEPENDENT DIRECTOR]
Independent Director [and Other Position Held]

September 25, 2007